FOR IMMEDIATE RELEASE	Thursday, October 29, 2015

Gannett Reports Third Quarter 2015 Results of Operations

Improving Revenue Trends
101 million Unique Domestic Digital Visitors
Adjusted EBITDA of $97 million, Adjusted Diluted EPS of $0.43, Free Cash Flow of $116 million

McLean, VA - Gannett Co., Inc. (NYSE: GCI) ("Gannett" or "company" or "we") today reported third quarter 2015 results of operations.

Recent highlights include:

•
Announced the merger of Gannett and Journal Media Group, Inc. (JMG), expected to close in Q1 2016, is expected to add approximately $450 million in annual revenues and approximately $60 million in adjusted EBITDA in the first full year. Additional $25 million of synergies targeted for year two.

•	Achieved approximately 101 million unique domestic digital visitors. Total digital revenues for the third quarter were $159.9 million. Digital-only subscriptions grew 37%.

•	Declared dividend of $0.16 per share.

•	Continued integration of acquired properties in Texas, New Mexico, Pennsylvania and the UK, which is progressing ahead of plan.

Robert J. Dickey, president and chief executive officer, said, "After our first 120 days as a public company, Gannett has made significant progress toward several of the key initiatives that we outlined during our analyst day in June. Cost reduction initiatives are progressing as planned, the integration of our recently acquired properties in Texas, New Mexico, Pennsylvania and the UK into our "One Gannett" operating model is ahead of schedule, investments in our digital platform are resulting in continued growth in unique visitors and digital revenues, and the announced merger of Gannett and Journal Media Group will add significant scale and synergy opportunity to drive revenue and earnings growth."

Beginning with the period post-spin from the company's former parent and in conjunction with the execution of new agreements with the company's former parent and certain of its affiliates, the company began reporting wholesale fees associated with sales of certain third party (principally Cars.com and CareerBuilder) digital advertising products and services on a net basis, as a reduction of the associated digital advertising revenues, rather than in operating expenses within our consolidated statements of operations. This change has no impact on reported operating income, operating cash flows, net income or earnings per share.

Operating revenues for the third quarter were $701.2 million compared to $767.3 million in the third quarter of 2014, a decrease of $66.1 million or 8.6%. This decline is partially due to approximately $16.2 million related to the reporting of sales of certain third party (principally Cars.com and CareerBuilder) digital advertising products on a net basis (as described above), $7.6 million of prior year revenues related to exited businesses as well as $8.4 million of unfavorable foreign currency exchange rate changes. Excluding these items, revenues declined $33.9 million, or 4.5%, primarily attributable to ongoing advertiser demand shifts and the impact of the unfavorable affiliate agreement change with CareerBuilder and its impact on classified employment revenues in the quarter. These declines were partially offset by positive revenue trends in Gannett's digital products as well as revenues from businesses acquired late in the second quarter.

Weighing on the underlying digital growth rate are the unfavorable post-spin changes to the CareerBuilder affiliate agreement and the change in reporting for third party digital revenues. Excluding CareerBuilder revenues from all periods and the effect of the change in reporting for third party digital revenues, digital revenues increased $6.2 million or 3.9% in the third quarter. This increase is across the board, with the most meaningful increases coming from desktop display, video and sponsored links. Overall, reported digital revenues were $159.9 million in the third quarter of 2015 compared to $173.6 million in the third quarter of 2014, a reduction of $13.7 million or 7.9%.

Adjusted EBITDA for the third quarter was $97.0 million compared to $102.9 million, in the third quarter of 2014, a decrease of $5.9 million or 5.7%. The decline in third quarter adjusted EBITDA was due to a $7.6 million reduced EBITDA contribution primarily resulting from changes to the Cars.com affiliate agreement in October 2014 and the CareerBuilder affiliate agreement in August 2015, $2.2 million in unfavorable foreign exchange rate changes and declines in print advertising revenues, partially offset by cost reductions and efficiency gains in operating expenses as well as increases in digital revenues and a full quarter of operating results from businesses acquired during the second quarter of 2015.

Earnings per share for the third quarter, on a fully diluted basis, were $0.33 and includes $17.5 million of pre-tax severance, acquisition-related and other charges. Before the impact of these charges and adjusted for taxes, adjusted earnings per share on a fully diluted basis would be $0.43. Fully diluted earnings per share reflect a diluted share count of 118.2 million shares, approximately 3.2 million higher than the end of the second quarter of 2015 due to the addition of the dilutive effect of stock based compensation, principally converted from the former parent at the time of the spin. Additionally, during the quarter the company purchased no shares under its $150 million share buyback authorization. This was due to restrictions on trading while in possession of material non-public information regarding the potential merger transaction with Journal Media Group.

Acquisitions and Integration

In early October, the company announced that Gannett and Journal Media Group entered into a definitive merger agreement under which Gannett will acquire all of the outstanding common stock of Journal Media Group for approximately $280 million, net of acquired cash.

Under the terms of the transaction, which was unanimously approved by the boards of directors of both companies and is subject to Journal Media Group shareholder approval, Journal Media Group shareholders will receive $12.00 per share in cash. Gannett expects to finance the transaction through a combination of cash on hand and borrowings under Gannett’s $500 million revolving credit facility. "The publications of both Gannett and Journal Media Group have a rich history, a commitment to journalism, and a dedication to informing and being active members in the communities we serve. Our merger will combine the best of each of our organizations to create a journalism-led, investor-focused company which will provide substantial value to the shareholders of both companies," Dickey said at the time the merger was announced.

In its first full year, the transaction is expected to add approximately $450 million to Gannett's annual revenues and approximately $60 million in adjusted EBITDA, through a combination of JMG's solid base business and certain quickly attainable synergies. The company expects approximately $25 million of additional synergy opportunities in the second year.

In June 2015, the company completed the acquisition of the remaining 59.4% interest in the Texas-New Mexico Newspapers Partnership (TNP) that it did not own from Digital First Media, which includes properties in Texas, New Mexico and Pennsylvania. The deal was completed through the assignment of Gannett’s interest in the California Newspapers Partnership and additional cash consideration. The company has been actively integrating the operations of TNP into the operating infrastructure of Gannett. Already the company has completed the consolidation of cash management, credit and collections, procurement and payment systems, payroll, and integration of the management structure. Over the next few weeks the integration of the circulation systems, customer service, design operations, and the consolidation of these properties onto the Gannett digital platform is also expected.

Cash Flow

Net cash flow from operating activities was $126.1 million in the quarter. Capital expenditures in the third quarter were $10.3 million, primarily for technology investments and real estate efficiency projects. The resulting cash balance at the end of the third quarter was $142.8 million, an increase of $70.8 million compared to the cash balance at December 28, 2014.

At the end of the third quarter of 2015, the underfunded pension liability was $527.0 million, compared to $770.0 million as of December 28, 2014, a reduction of $243.0 million or 31.6%. The significant reduction in this liability is a result of year to date contributions of $120.1 million, mostly made during the period pre-spin. The remaining changes were primarily associated with actuarial changes, including an increase in the discount rate, resulting from a revaluation of the pension plan as of the date of the spin of Gannett from its former parent.

On October 28, 2015, the company's Board of Directors declared a regular quarterly cash dividend of $0.16 per common share. The dividend will be payable on January 4, 2016 to shareholders of record at the close of business on December 4, 2015.

Outlook

"We are experiencing trends similar to what we forecast at the end of the second quarter: specifically, revenue trends in the second half of the year that are improved over the first half of the year, partially as a result of the acquisitions of TNP and Romanes, and adjusted EBITDA margins that are modestly higher in the second half than the first half. We expect this guidance to hold for the remainder of the year, with normal seasonal patterns indicating that the fourth quarter will be the highest revenue and earnings quarter of the year," Dickey concluded.

Additionally for the fourth quarter of 2015, the company expects the following:

•	Capital expenditures of $32-$35 million

•	Depreciation and amortization of approximately $28 million

•	Effective tax rate for the fourth quarter of 28-30%

* * * *
Conference Call Information

As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live webcast through the company's investor site, http://investors.gannett.com/, or listen-only conference lines. U.S. callers should dial 866-293-1610 and international callers should dial 412-455-6204 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 60179334.

Forward Looking Statements

Certain statements in this press release may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Examples of forward-looking statements include, but are not limited to, statements concerning the company’s business strategies, market potential and future financial performance. Any such statements speak only as of the date the statements were made and are not guarantees of future performance.

The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things: (1) competitive pressures in the markets in which we operate; (2) increased consolidation among major retailers or other events which may adversely affect business operations of major customers and depress the level of local and national advertising; (3) macroeconomic trends and conditions; (4) economic downturns leading to a continuing or accelerated decrease in circulation or local, national or classified advertising; (5) potential disruption or interruption of our operations due to accidents, extraordinary weather events, civil unrest, political events, terrorism or cyber security attacks; (6) an accelerated decline in general print readership and/or advertiser patterns as a result of competitive alternative media or other factors; (7) our ability to adapt to technological changes or grow our online business; (8) an increase in newsprint costs over the levels anticipated; (9) labor relations, including, but not limited to, labor disputes which may cause revenue declines or increased labor costs; (10) risks and uncertainties related to the proposed merger with JMG, including uncertainty of regulatory approvals, our and JMG’s ability to satisfy the merger agreement conditions and consummate the transaction on a timely basis and our ability to successfully integrate JMG’s operations and employees with our existing business; (11) our ability to realize benefits or synergies from other acquisitions of new businesses or dispositions of existing businesses, or to operate businesses effectively following acquisitions or divestitures; (12) our ability to attract and retain employees; (13) rapid technological changes and frequent new product introductions prevalent in electronic publishing; (14) weakening in the British pound to U.S. dollar exchange rate; (15) volatility in financial and credit markets which could affect our ability to raise funds through debt or equity issuances and otherwise affect our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; (16) changes in the regulatory environment which could encumber or impede our efforts to improve operating results or the value of assets; (17) adverse outcomes in proceedings with governmental authorities or administrative agencies; (18) an other than temporary decline in operating results and enterprise value that could lead to non-cash goodwill, other intangible asset, investment or property, plant and equipment impairment charges; (19) our inability to engage in certain corporate transactions following our separation from our former parent; and (20) any failure to realize expected benefits from our separation from our former parent.

A further description of these and other important risks, trends, uncertainties and other factors are discussed in the company’s filings with the U.S. Securities and Exchange Commission, including the company’s registration statement on Form 10. Any forward-looking statements should be evaluated in light of these important risk factors. The company is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This press release also contains a discussion of certain non-GAAP financial measures that the company presents to allow investors and analysts to measure, analyze and compare its financial condition and results of operations in a meaningful and consistent manner. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the tables accompanying this press release.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is a next-generation media company committed to strengthening communities across our network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of more than 100 million people monthly. With more than 110 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

For investor inquiries, contact:	For media inquiries, contact:
Michael P. Dickerson	Amber Allman
Vice President, Investor Relations	Vice President, Corporate Communications
703-854-6185	703-854-5358
mdickerson@gannett.com	aallman@gannett.com

# # #

CONDENSED COMBINED STATEMENTS OF INCOME Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1
	Three months ended		Nine months ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014
Operating revenues:
Advertising	$384,149	$442,088	$1,191,902	$1,358,504
Circulation	265,227	274,542	802,389	829,872
Other	51,860	50,661	151,377	164,570
Total operating revenues	701,236	767,291	2,145,668	2,352,946

Operating expenses:
Cost of sales and operating expenses	426,725	486,770	1,375,100	1,510,980
Selling, general and administrative expenses	192,668	180,550	547,881	551,020
Depreciation	25,291	24,925	73,677	73,767
Amortization	3,096	3,461	10,103	10,448
Facility consolidation and asset impairment charges	1,343	5,390	7,989	24,413
Total operating expenses	649,123	701,096	2,014,750	2,170,628
Operating income	52,113	66,195	130,918	182,318

Non-operating income (expense):
Equity income in unconsolidated investees, net	609	2,737	11,411	9,995
Other non-operating items	(3,415)	(1,851)	18,022	(1,172)
Total non-operating income (expense)	(2,806)	886	29,433	8,823

Income before income taxes	49,307	67,081	160,351	191,141
Provision for income taxes	10,141	16,524	34,611	47,296
Net income	$39,166	$50,557	$125,740	$143,845

Earnings per share - basic	$0.34	$0.44	$1.09	$1.25
Earnings per share - diluted	$0.33	$0.44	$1.08	$1.25

Weighted average number of common shares outstanding:
Basic	115,186	114,959	115,035	114,959
Diluted	118,168	114,959	116,029	114,959

REVENUE COMPARISONS Gannett Co., Inc. and Subsidiaries Unaudited

Table No. 2

Third quarter 2015 year-over-year comparisons:
	Domestic Publishing	Newsquest (in pounds)	Total (constant currency)	Total

Retail	(8.7%)	2.9%	(10.7%)	(8.1%)
National	(19.3%)	10.6%	(16.6%)	(17.2%)
Classified	(19.6%)	(6.0%)	(16.3%)	(17.8%)
Total advertising	(14.1%)	(1.3%)	(13.7%)	(13.1%)
Circulation	(3.0%)	0.5%	(2.9%)	(3.4%)
Other revenue	6.3%	(9.7%)	3.7%	2.4%
Total	(8.6%)	(1.5%)	(8.7%)	(8.6%)

Year-to-date 2015 year-over-year comparisons:
	Domestic Publishing	Newsquest (in pounds)	Total (constant currency)	Total

Retail	(9.3%)	1.4%	(7.9%)	(9.0%)
National	(26.4%)	2.1%	(24.0%)	(24.5%)
Classified	(10.2%)	(6.8%)	(9.3%)	(11.3%)
Total advertising	(12.5%)	(3.1%)	(11.0%)	(12.3%)
Circulation	(2.5%)	(1.7%)	(2.5%)	(3.3%)
Other revenue	(8.2%)	1.6%	(6.8%)	(8.0%)
Total	(8.5%)	(2.4%)	(7.7%)	(8.8%)

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the related GAAP measures, and should be read together with financial information presented on a GAAP basis.

Adjusted EBITDA is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company considers adjusted EBITDA, which may not be comparable to a similarly titled measure reported by other companies, to be defined as net income before (1) income taxes, (2) equity income, (3) other non-operating items, (4) severance related charges (including early retirement programs), (5) other transformation items, (6) asset impairment charges, (7) depreciation and (8) amortization. The most directly comparable GAAP financial measure is net income.

Adjusted diluted earnings per share ("EPS") is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company considers adjusted EPS, which may not be comparable to a similarly titled measure reported by other companies, to be defined as EPS before tax-effected (1) severance related charges (including early retirement programs), (2) other transformation items, (3) asset impairment charges and (4) acquisition related expenses (gains). The tax impact on these non-GAAP tax deductible adjustments is based on the estimated statutory tax rate for the United Kingdom of 20% and the United States of 38.7%. The most directly comparable GAAP financial measure is diluted EPS.

Free cash flow is a non-GAAP liquidity measure that adjusts our reported GAAP results for items that we believe are critical to the ongoing success of our business, which results in a free cash flow figure available for use in operations, additional investment and return to shareholders. The company considers free cash flow, which may not be comparable to a similarly titled measure reported by other companies, to be defined as net cash flow from (used for) operating activities as reported on the statement of cash flows less capital expenditures. The most directly comparable GAAP financial measure is net cash from operating activities.

The company uses non-GAAP financial performance measures for purposes of evaluating our performance and liquidity. Therefore, the company believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view our businesses through the eyes of our management and Board of Directors, facilitating comparison of results across historical periods, and providing a focus on the underlying ongoing operating performance of our business. Many of our peer group companies present similar non-GAAP measures to better facilitate industry comparisons.

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 3

	Three months ended		Nine months ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014

Net income (GAAP basis)	$39,166	$50,557	$125,740	$143,845
Provision for income taxes	10,141	16,524	34,611	47,296
Equity income in unconsolidated investees, net	(609)	(2,737)	(11,411)	(9,995)
Other non-operating items	3,415	1,851	(18,022)	1,172
Operating income (GAAP basis)	52,113	66,195	130,918	182,318
Early retirement program	10,572	—	18,373	—
Severance related charges	5,872	2,885	25,386	13,180
Other transformation items	66	5,390	3,093	38,239
Asset impairment charges	—	—	3,618	—
Adjusted operating income (non-GAAP basis)	68,623	74,470	181,388	233,737
Depreciation	25,291	24,925	73,677	73,767
Amortization	3,096	3,461	10,103	10,448
Adjusted EBITDA (non-GAAP basis)	$97,010	$102,856	$265,168	$317,952

NON-GAAP FINANCIAL INFORMATION ADJUSTED DILUTED EPS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 4

	Three months ended		Nine months ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014

Early retirement program	$10,572	$—	$18,373	$—
Severance related charges	5,872	2,885	25,386	13,180
Other transformation items	66	5,390	3,093	38,239
Asset impairment charges	—	—	3,618	—
Acquisition related expenses (gain)	1,022	—	(19,599)	—
Pretax impact	17,532	8,275	30,871	51,419
Income tax impact of above items	(6,373)	(2,000)	(10,337)	(18,500)
Impact of items affecting comparability on net income	$11,159	$6,275	$20,534	$32,919

Net income	$39,166	$50,557	$125,740	$143,845
Impact of items affecting comparability on net income	11,159	6,275	20,534	32,919
Adjusted net income	$50,325	$56,832	$146,274	$176,764

Earnings per share - diluted	$0.33	$0.44	$1.08	$1.25
Impact of items affecting comparability on net income	0.10	0.05	0.18	0.29
Adjusted earnings per share - diluted	$0.43	$0.49	$1.26	$1.54
Diluted weighted average number of common shares outstanding	118,168	114,959	116,029	114,959

NON-GAAP FINANCIAL INFORMATION FREE CASH FLOW Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5

	Three months ended Sept. 27, 2015	Nine months ended Sept. 27, 2015

Net cash flow from operating activities	$126,119	$152,814
Capital expenditures	(10,328)	(30,945)
Free cash flow	$115,791	$121,869